UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported): March 28, 2014

Synthesis Energy Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33522 (Commission File Number)	20-2110031 (I.R.S. Employer Identification No.)

Three Riverway, Suite 300 Houston, Texas (Address of principal executive offices)	77056 (Zip Code)

(713) 579-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 8.01 Other Events.

On March 28, 2014 Synthesis Energy Systems, Inc. (the “Company”) closed its previously announced offering of 8,333,341 units, at a per unit purchase price of $1.80. Each unit (“Unit”) consists of (i) one share of our common stock, par value $0.01 per share (“Shares”), and (ii) a common stock purchase warrant to purchase one-half share of common stock with an exercise price of $2.16 per share (“Warrant”).

As compensation for its services, the Company paid to the Placement Agent: (i) a cash fee of $600,000 (representing an aggregate fee equal to 6% on the first $10 million of aggregate gross proceeds in this offering and no fee on aggregate gross proceeds in excess of $10 million); and (ii) a warrant to purchase 500,000 shares of common stock, 6% of the Shares issued to the Purchasers in the Offering (the “Placement Agent Warrant”). The Company also reimbursed certain expenses of the Placement Agent.

The net offering proceeds to the Company from the sale of the Units, after deducting the placement agent’s fee and associated costs and expenses, was approximately $14.0 million, not including the proceeds, if any, from the exercise of the Warrants issued in this offering and the exercise of the Placement Agent Warrant.

On March 28, 2014, the Company issued a press release announcing the closing of the offering. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press Release dated March 28, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Synthesis Energy Systems, Inc.

Dated: March 28, 2014	/s/ Robert Rigdon
Robert Rigdon
President and Chief Executive Officer

Exhibit Index

99.1	Press Release dated March 28, 2014.